Exhibit 20.5
Page 1 of 3

Navistar Financial 1995-B Owner Trust
For the Month of April 1997
Distribution Date of May 15, 1997

Original Pool Amount Initial Receivables      $454,499,683.43
Subsequent Receivables (transferred 11/10/95)  $70,451,789.39

Beginning Pool Balance                        $273,274,310.47
Beginning Pool Factor                               0.5205706

Principal and Interest Collections:
  Principal Collected
    (Including Servicer Advance Repay)         $11,195,377.46
  Interest Collected                            $2,330,795.35

Additional Deposits:
  Repurchase Amounts                                    $0.00
  Liquidation Proceeds/Recoveries                 $743,300.95
Total Additional Deposits                         $743,300.95
Repos/Chargeoffs                                  $440,255.43
Aggregate Number of Notes Charged Off                      81

Total Available Funds                          $14,052,322.62
Ending Pool Balance                           $261,855,828.72
Ending Pool Factor                                  0.4988191

Servicing Fee                                     $227,728.59

Repayment of Servicer Advances                    $217,151.14

Reserve Account:
  Beginning Balance (See Memo Item)            $15,096,974.68
  Target Percentage                                      5.50%
  Target Balance                               $14,402,070.58
  Minimum Balance                              $11,023,980.93
  (Release)/Deposit                              ($694,904.10)
  Ending Balance                               $14,402,070.58

Current Weighted Average APR:                          10.008%
Current Weighted Average Remaining Term (months):       33.97

                                            Dollars       Notes
Delinquencies:
Installments:
     1-30 days                           2,192,526.76    1,387
    31-60 days                             459,567.15      366
    60+ days                               114,055.56       70

    Total                                2,766,149.47    1,396

  Balances: 60+ days                     1,755,328.71       70

Memo Item - Reserve Account
  Prior Month                          $15,030,087.08
  + Invest. Income                          66,887.60
  - Transfer to Collections Account              0.00
    Beginning Balance                  $15,096,974.68

Exhibit 20.5
Page 2 of 3

Navistar Financial 1995-B Owner Trust
For the Month of April 1997

                                                                        NOTES

                                      TOTAL          CLASS A-1        CLASS A-2        CLASS A-3      CERTIFICATES
Original Pool Amount
 Distributions:                  $525,000,000.00  $122,300,000.00  $100,000,000.00  $284,325,000.00  $18,375,000.00
 Distribution Percentages (1)                               0.00%            0.00%           96.50%           3.50%
 Coupon                                                    5.750%           5.940%           6.050%          6.220%

Beginning Pool Balance           $273,274,310.47
Ending Pool Balance              $261,855,828.72
Collected Principal               $10,978,226.32
Collected Interest                 $2,330,795.35
Charge-Offs                          $440,255.43
Liquidation Proceeds/Recoveries      $743,300.95
Servicing                            $227,728.59
Cash Transfer from Reserve Acct.           $0.00
  Total Collections Available
    for Debt Service              $13,824,594.03

Beginning Balance                $273,274,310.47            $0.00            $0.00  $257,775,263.57  $15,499,046.90

Interest Due                       $1,379,953.68            $0.00            $0.00    $1,299,616.95      $80,336.73
Interest Paid                      $1,379,953.68            $0.00            $0.00    $1,299,616.95      $80,336.73
Principal Due                     $11,418,481.75            $0.00            $0.00   $11,018,834.89     $399,646.86
Principal Paid                    $11,418,481.75            $0.00            $0.00   $11,018,834.89     $399,646.86

Ending Balance                   $261,855,828.72            $0.00            $0.00  $246,756,428.68  $15,099,400.04
Note/Certificate Pool Factor
 (Ending Balance/Original Pool Amount)                     0.0000           0.0000           0.8679          0.8217

Total Distributions               $12,798,435.43            $0.00            $0.00   $12,318,451.84     $479,983.59

Interest Shortfall                         $0.00            $0.00            $0.00            $0.00           $0.00
Principal Shortfall                        $0.00            $0.00            $0.00            $0.00           $0.00
 Total Shortfall (required from Reserve)   $0.00            $0.00            $0.00            $0.00           $0.00

Excess Servicing                   $1,026,158.60

Beginning Reserve Account Balance $15,096,974.68
(Release)/Draw                      ($694,904.10)
Ending Reserve Account Balance    $14,402,070.58


(1) The Noteholder's Percentage will be 100% for each Distribution Date occurring before the Distribution in November 1996, and generally
    96.5% thereafter until all of the Notes have been paid in full.
    Principal distributions will be paid in the following priority:
    First to Class A-1 until paid in full, Second to Class A-2 until paid in full, Third to Class A-3 until paid in full.

Exhibit 20.5
Page 3 of 3

Navistar Financial 1995-B Owner Trust
For the Month of April 1997

Trigger Events:  A) Loss Trigger
                 B) Delinquency Trigger
                 C) Noteholders Percent Trigger

                                   5                4                3                2                1
                                Dec 1996         Jan 1997         Feb 1997         Mar 1997         Apr 1997
Beg. Pool Balance           $330,900,935.56  $315,057,727.83  $302,134,717.51  $287,757,278.24  $273,274,310.47

A) Loss Trigger:
Principal of Contracts
  Charged off                   $397,957.37      $433,592.20      $390,842.50      $614,905.54      $440,255.43
Recoveries                      $583,597.57      $373,781.36    $1,213,647.41      $972,488.42      $743,300.95

Total Charged off
  (Months 5,4,3)              $1,222,392.07
Total Recoveries
  (Months 3,2,1)               2,929,436.78
Net Loss/(Recoveries)
  for 3 Mos.                 $(1,707,044.71)(a)

Total Balance
  (Months 5,4,3)            $948,093,380.90(b)

Loss Ratio Annualized [(a/b)(12)]   -2.1606%

Trigger: Is Ratio> 1.5%                  No

B) Delinquency Trigger:
   Balance Delinquency 60+ days                                 $3,514,912.62    $3,094,514.51    $1,755,328.71
   As a % of Beginning Pool Balance                                  1.16336%         1.07539%         0.64233%
   Three Month Average                                               1.08047%         1.12305%         0.96036%

Trigger: Is Average> 2.0%                No

C) Noteholders Percent Trigger:      2.7435%
   Ending Reserve Account Balance
    not less than 1% of Initial
    Aggregate Receivables Balance

Trigger:  Is Minimum < 1.0%              No

Navistar Financial Corporation



by: /s/ R. W. CAIN
        R. W. CAIN
        Vice President and Treasurer